Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Novus Therapeutics, Inc. 2007 Stock Incentive Plan, Novus Therapeutics, Inc. 2014 Stock Incentive Plan, and Novus Therapeutics, Inc. 2014 Employee Stock Purchase Plan of Novus Therapeutics, Inc. of our report dated March 27, 2019, with respect to the consolidated financial statements of Novus Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Irvine, California

March 25, 2020